                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*



                              Tricord Systems, Inc.
                     ---------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    896121100
                                  ------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13D-7).

*The remainder of this cover page shall be filled out for a reporting person's Initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 896121100                   13G                     Page 2 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners I-Superior, A Minnesota Limited Partnership
             SEC ID #0000939695
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                     0
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 896121100                   13G                     Page 3 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Management Partners I, Limited Partnership
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                     0
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                 X
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 896121100                   13G                     Page 4 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners II, a limited partnership
             SEC ID #0000924591
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                     0
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 896121100                   13G                     Page 5 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Management Partners II, Limited Partnership
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                     0
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                 X
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 896121100                   13G                     Page 6 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Yuval Almog
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 169,313
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                     169,313
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 169,313
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                 X
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0.84%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 896121100                   13G                     Page 7 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Peter H. McNerney
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 494
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                     494
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 494
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                 X
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0.0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 896121100                   13G                     Page 8 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Linda L. Watchmaker
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 1,332
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                     1,332
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,332
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                 X
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0.0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:

     (a)   Tricord Systems, Inc.
     (b)   2905 Northwest Blvd
           Suite 20
           Plymouth, MN  55441-2644

Item 2.  Information Concerning Person Filing:

     (a) Filing Persons:

         Entities:
           Coral Partners I-Superior, A Minnesota Limited Partnership ("CP I") Coral Management Partners I, Limited Partnership ("CMP I")
           Coral Partners II, a limited partnership ("CP II")
           Coral Management Partners II, Limited Partnership ("CMP II")

         Individuals:
           Yuval Almog
           Peter H. McNerney
           Linda L. Watchmaker

     (b) Principal Business Address:
           60 South Sixth Street
           Suite 3510
           Minneapolis, MN 55402

     (c) Citizenship/Place of Organization

         Entities:
           Coral Partners I - Superior ("CP I")                Minnesota
           Coral Management Partners I ("CMP I")               Minnesota
           Coral Partners II ("CP II")                         Delaware
           Coral Management Partners II ("CMP II")             Delaware

         Individuals:
           Yuval Almog                                         United States
           Peter H. McNerney                                   United States
           Linda L. Watchmaker                                 United States

     (d) Title of Class of Securities:                          Common Stock

     (e) CUSIP No.  896121100

Item 3.  Status of Person Filing:

         Not applicable.

Item 4.  Ownership:

ENTITIES                             CP I      CMP I    CP II     CMP II
                                     ----      -----    -----     ------

(a)Beneficial Ownership               0          0        0         0

(b)Percentage of Class                0%         0%       0%        0%

(c)(i)Sole Voting Power:              0          0        0         0
(ii)Shared Voting Power:              0          0        0         0
(iii)Sole Dispositive Power:          0          0        0         0
(iv)Shared Dispositive Power:         0          0        0         0

INDIVIDUALS:                        Almog            McNerney       Watchmaker
                                    -----            --------       ----------

(a)Beneficial Ownership            169,113

(b)Percentage of Class                 .84%              %                 %

(c)(i)Sole Voting Power:           169,113              0             1,332
(ii)Shared Voting Power:               100              0                 0
(iii)Sole Dispositive Power:       169,113              0             1,332
(iv)Shared Dispositive Power:          100              0                 0


Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]X.* (The reporting person has ceased to be the beneficial owner of more than five percent of the class of securities).

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7.  Identification and Classification of Subsidiary:

         Not applicable.

Item 8.  Identification and Classification of Group:

         Not applicable.


Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2000

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Partners I - Superior, A Minnesota Limited Partnership
By:  Coral Management Partners I, Limited Partnership
Its:  General Partner

/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners I, Limited Partnership
By:  General Partner

/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

By /s/ Yuval Almog
   -------------------------------
Yuval Almog


By /s/ Peter H. McNerney               By /s/ Linda L. Watchmaker
   -------------------------------        --------------------------------
Peter H. McNerney                         Linda L. Watchmaker

                                  EXHIBIT INDEX

                                                              Sequentially
Exhibit                    Document Description               Numbered Page
------                     --------------------               -------------
   A                     Agreement of Joint Filing                   14

                                    EXHIBIT A

                            Agreement of Joint Filing

         Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 7, 2000, containing the information required by
Schedule 13G, for the shares of Common Stock of Tricord Systems, Inc. which they each beneficially hold.

Dated:  February 7, 2000

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Partners I - Superior, A Minnesota Limited Partnership
By:  Coral Management Partners I, Limited Partnership
Its:  General Partner

/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners I, Limited Partnership
By:  General Partner

/s/ Linda L. Watchmaker
----------------------------------
Linda L. Watchmaker
General Partner

By /s/ Yuval Almog
   -------------------------------
Yuval Almog

By /s/ Peter H. McNerney               By /s/ Linda L. Watchmaker
   -------------------------------        --------------------------------
Peter H. McNerney                      Linda L. Watchmaker